Exhibit 99.1

Contact: Bloomia Holdings, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

BLOOMIA HOLDINGS, INC. ANNOUNCES JUNE 30, 2026 FINANCIAL RESULTS

MINNEAPOLIS, MN – September 21, 2026 – Bloomia Holdings, Inc. (Nasdaq: TULP) (“Bloomia Holdings” or the “Company”) today announced its financial results for the fourth fiscal quarter and year-ended June 30, 2026.

The Company reported revenues of $48.1 million for the fiscal year ended June 30, 2026 compared to revenues of $48.4 million for the prior fiscal year. Adjusted EBITDA for the fiscal year was a loss of $0.5 million compared to an adjusted EBITDA of $2.0 million for the prior fiscal year. Due largely to a one-time $13.2 million non-cash impairment charge, primarily goodwill, taken in fourth quarter of the fiscal year, the Company reported a net loss attributable to Bloomia Holdings of $11.2 million for the fiscal year ended June 30, 2026 compared to a net loss of $2.6 million for the prior fiscal year.

The key highlight for the fiscal year ended June 30, 2026 was the Company’s restructuring of its balance sheet, retiring over $19 million of debt obligations. After giving effect to seasonal revolver borrowings and other financing activity during the year, total debt decreased $12.4 million, or 36%, to $21.7 million at June 30, 2026, from $34.1 million at June 30, 2025. Interest expense in the fourth quarter of fiscal year 2026 was $0.6 million, a decrease of 33% from $0.9 million in the fourth quarter of fiscal year 2025, reflecting the impact of a meaningfully lower debt balance.

Operationally, external factors out of the Company’s control had a material impact on results for the year. The average cost of our primary input, tulip bulbs, increased 21% year over year, and was further compounded by a 6% increase in the Euro exchange rate to purchase those bulbs. Further, in the fourth quarter of fiscal year 2026, an industry-wide challenge with mite treatment caused premature bulb aging and resulted in more than $2.5 million of excess production waste, which was concentrated in the Company's highest-demand quarter. Despite all these external challenges, revenue was essentially unchanged at $48.1 million compared to $48.4 million in the prior year. Absent the excess waste, adjusted EBITDA would have been approximately in line with the prior year, despite the dramatic increase in input costs and the increased Euro exchange rate.

Looking forward, the Company has locked in bulb prices for fiscal year 2027. These prices are back to historical averages, which is a projected savings of greater than 20% over fiscal year 2026 for one of our single largest categories of expense. Additionally, we are applying a new mite control treatment to our bulbs which is intended to address the conditions that produced the waste in the fourth quarter of fiscal year 2026.

Bloomia Holding’s Chairman and Co-Chief Executive Officer, Mark Jundt, commented, “This fiscal year reminded us that we are, first and foremost, an agricultural business. Unpredictable industry-wide growing difficulties had an outsized negative impact on our margin this year. Despite these external challenges, our underlying business demonstrated significant resilience, in no small part because of the exceptional extra effort and focus the operating team gave in responding to these difficulties and resulting unprecedented waste. Additionally, we believe that the short-term financial impact of the waste issue, while significant, will be overshadowed by our big win for the year: thanks to the support and confidence of our stockholders, the Company was able to successfully complete a capital raise that retired over $19 million of debt obligations for approximately $12 million in consideration. Bloomia exits this past fiscal year as a much stronger and more resilient company.”

Co-Chief Executive Officer Dan Philp added, “Results for fiscal year 2026 include two significant non-cash items recognized in the fourth quarter: goodwill impairment of $11.1 million and intangible asset impairment of $2.0 million, together totaling $13.2 million, as well as a $7.0 million gain on settlement of debt. These items are the principal reason reported operating and net results differ from the Company's underlying operating performance. These items did not affect cash flow or liquidity, and are excluded from adjusted EBITDA. I see many operational bright spots in the past fiscal year which we expect to reap future benefits, including continued investment in automation, operational efficiencies, and an even larger focus on waste mitigation and margin improvement. We see significant opportunities across our markets, including continuing to gain market share, further diversifying customer mix, and exploring new distribution channels. We fully intend to capitalize on these growth opportunities, and remain confident in our strategy and ability to deliver improved results.”

Overview

Three Months Ended June 30, 2026

●	Net revenue was $21.8 million compared to $23.2 million in the three months ended June 30, 2025.
●	Gross profit was $4.6 million, or 21.1% of sales, compared to $5.4 million, or 23.3% of sales, in the three months ended June 30, 2025.
●	Operating loss of $11.5 million, including a one-time $13.2 million non-cash impairment charge, compared to operating profit of $2.5 million in the three months ended June 30, 2025.
●	Net loss from continuing operations was $6.6 million compared to net income from continuing operations of $1.3 million in the three months ended June 30, 2025.
●	Net loss attributable to Bloomia Holdings was $5.3 million, or a loss of $1.11 per diluted share, compared to net income of $1.0 million, or $0.58 per diluted share, in the three months ended June 30, 2025.
●	Adjusted EBITDA was $2.3 million compared to $2.6 million in the three months ended June 30, 2025.

Twelve Months Ended June 30, 2026

●	Net revenue was $48.1 million compared to $48.4 million in the twelve months ended June 30, 2025.
●	Gross profit was $7.9 million, or 16.4% of sales, compared to $10.1 million, or 20.9% of sales, in the twelve months ended June 30, 2025.
●	Operating loss of $16.9 million, including a one-time $13.2 million non-cash impairment charge, compared to an operating loss of $1.3 million in the twelve months ended June 30, 2025.
●	Net loss from continuing operations was $13.4 million compared to $2.9 million in the twelve months ended June 30, 2025.
●	Net loss attributable to Bloomia Holdings was $11.2 million, or a loss of $4.43 per diluted share, compared to net loss of $2.6 million, or a loss of $1.45 per diluted share, in the twelve months ended June 30, 2025.
●	Adjusted EBITDA was a loss of $0.5 million compared to adjusted EBITDA of $2.0 million in the twelve months ended June 30, 2025.
●	Cash used in operations was $4.0 million compared to $1.0 million in the twelve months ended June 30, 2025.

Q4 and Fiscal Year 2026 Results

Net Revenue

Net revenue was $21.8 million in the three months ended June 30, 2026, compared to $23.2 million in the three months ended June 30, 2025. The decrease is primarily due to lower stem sales which is a result of lower stem availability resulting from unprecedented waste in production due to an industry wide mite issue, partially offset by higher prices.

Net revenue was $48.1 million in the twelve months ended June 30, 2026, compared to $48.4 million in the twelve months ended June 30, 2025. The decrease is primarily due to lower stem sales, particularly in the fourth quarter due to excess waste. The decrease in stems sold was partially offset by a 12% price increase. The first and second calendar quarters are normally the strongest sales quarters for Bloomia with the first calendar quarter benefiting from Valentine’s Day, the Easter season, Mother’s Day, and the start of the Spring season.

Gross profit

Gross profit in the three months ended June 30, 2026 was $4.6 million, or 21.1% of sales, compared to gross profit of $5.4 million, or 23.3% of sales, in the three months ended June 30, 2025. The decrease is primarily due to unprecedented waste in production due to an industry wide mite issue.

Gross profit in the twelve months ended June 30, 2026 was $7.9 million, or 16.4% of sales, compared to gross profit of $10.1 million, or 20.9% of sales, in the twelve months ended June 30, 2025. The decrease in gross profit is due to an increase in cost of goods sold due to higher bulb costs and higher waste. The average bulb price increased 21% year over year. Additionally, the Euro exchange rate increased 6% year over year, further increasing the cost of a bulb in fiscal year 2026. The Company increased its prices by approximately 12% in fiscal year 2026 to mitigate the impact of the cost increase. Looking ahead to fiscal year 2027, the Company has contracted bulb prices near fiscal year 2025 rates, so the Company expects margins to improve. In addition to the increase in the cost of  bulbs, Bloomia, along with the rest of the industry, experienced significant unusual waste in the spring 2026 Dutch bulb growing season. In the fourth quarter of fiscal year 2026, the Company experienced significant excess waste in the greenhouse, consistent with a broader industry challenge around treatment for mite control, which led to premature bulb aging. Management estimates the excess waste for fiscal year 2026 to be over $2.5 million. Excess waste was estimated by comparing waste rates in the first three quarters of the fiscal year to the final quarter. The impact assumes that all wasted stems could have been sold, as they were wasted in the quarter with the highest demand. In fiscal year 2027, the Company has invested in new mite control treatment to reduce this potential impact going forward. The costs challenges were partially offset by a $0.6 million one-time grant from the USDA.

Operating (loss) profit

The Company had an operating loss of $11.5 million in the three months ended June 30, 2026, compared to operating profit of $2.5 million in the three months ended June 30, 2025. The decrease is primarily due to the non-cash goodwill impairment of $11.1 million and the non-cash intangibles impairment of $2.0 million recognized in the three months ended June 30, 2026 and a decrease in gross profit.

The Company had operating loss of $16.9 million in the twelve months ended June 30, 2026, compared to operating loss of $1.3 million in the twelve months ended June 30, 2025. The decrease is primarily due to the non-cash goodwill impairment of $11.1 million and the non-cash intangibles impairment of $2.0 million recognized in the three months ended June 30, 2026 and a decrease in gross profit.

Net (loss) income from continuing operations

Net loss from continuing operations was $6.6 million in the three months ended June 30, 2026, compared to income of $1.3 million in the three months ended June 30, 2025. The decrease is primarily due to the loss from operations due to the non-cash impairment charges, a lower foreign currency transaction gain, and a lower income tax benefit, partially offset by a gain on settlement of debt of $7.0 million recognized in the three months ended June 30, 2026 and lower interest expense.

Net loss from continuing operations was $13.4 million in the twelve months ended June 30, 2026, compared to a loss of $2.9 million in the twelve months ended June 30, 2025. The increase in the loss is primarily due to the loss from operations due to the non-cash impairment charges, a lower foreign currency transaction gain, and a lower income tax benefit, partially offset by a gain on settlement of debt of $7.0 million recognized in the three months ended June 30, 2026 and lower interest expense.

Net (loss) income attributable to Bloomia Holdings

Net loss attributable to Bloomia Holdings for the three months ended June 30, 2026 was $5.3 million, or $1.11 per diluted share, compared to net income attributable to Bloomia Holdings of $1.0 million, or $0.58 per diluted share, in the three months ended June 30, 2025. The decrease is due to the net loss from continuing operations.

Net loss attributable to Bloomia Holdings for the twelve months ended June 30, 2026 was $11.2 million, or $4.43 per diluted share, compared to net loss attributable to Bloomia Holdings of $2.6 million, or $1.45 per diluted share, in the twelve months ended June 30, 2025. The increase in the net loss is due to the increase in the loss from continuing operations.

Adjusted EBITDA

In the three months ended June 30, 2026, adjusted EBITDA was $2.3 million, compared to adjusted EBITDA of $2.6 million in the three months ended June 30, 2025. The reduction in adjusted EBITDA is due to lower operating profit as a result of lower stem sales due to the unprecedented waste.

In the twelve months ended June 30, 2026, adjusted EBITDA was a loss of $0.5 million, compared to adjusted EBITDA of $2.0 million in the twelve months ended June 30, 2025. The decrease in adjusted EBITDA is due to lower sales due to unprecedented waste. The Company incurred the costs to grow the stems but was unable to sell them due to poor quality resulting in over $2.5 million of lost revenue.

Balance Sheet

As of June 30, 2026, cash and cash equivalents totaled $1.5 million, compared to $0.9 million as of June 30, 2025. Working capital (current assets less current liabilities) was $7.3 million at June 30, 2026, compared to $1.1 million at June 30, 2025. Working capital at June 30, 2026 included $1.5 million of tariff refunds received in July 2026. Working capital historically peaks in December and gradually reaches the trough around June 30 due to the seasonality of the business. The Company had $4.0 million drawn on its revolver as of June 30, 2026 that was fully paid in July 2026.

Rights Offering

The Company conducted a rights offering that commenced in February 2026 and expired on April 1, 2026. Pursuant to the rights offering, the Company distributed non-transferable subscription rights to stockholders of record as of February 16, 2026. Each eligible stockholder was entitled to subscribe for additional shares of the Company’s common stock in proportion to their existing ownership, with the opportunity to participate in an over-subscription privilege, subject to availability and proration. The Company received gross proceeds from the rights offering of $12,100,000, of which approximately $5,000,000 was cash and $7,100,000 was conversion of outstanding debt. The rights offering resulted in an aggregate of approximately 3,000,000 shares of the Company’s common stock being issued to participants in the rights offering at a price of $4.05 per share. The Company used the net cash proceeds from the rights offering primarily towards a $4,900,000 long-term debt payment. The Company settled over $12,000,000 of debt at a significant discount.

About Bloomia Holdings, Inc.

On January 28, 2026, the Company changed its name to Bloomia Holdings, Inc. by filing an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. As a result of the name change, effective February 2, 2026, the Company’s common stock, par value $0.01 per share, ceased trading on the Nasdaq Capital Market under the name Lendway, Inc. and under the ticker symbol “LDWY” and began trading on the Nasdaq Capital Market under the name Bloomia Holdings, Inc. and under new ticker symbol “TULP”. The CUSIP of the Common Stock did not change in connection with the name change or the ticker symbol change.

Bloomia Holdings, Inc (Nasdaq: TULP) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (800) 874-4648 or visit our website at www.bloomiaholding co.com. Investor inquiries can be submitted to info@bloomiaholdingco.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from the results or performance expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,”  “expect,” “future,” “groundwork,” “intend,” “likely,” “may,” “plan,” “project,” “set ourselves up,” “will” and similar expressions identify forward-looking statements. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding, for instance: (i) our belief that our cash balance, cash generated by operations and borrowings available under our Amended Credit Agreement, will provide adequate liquidity and capital resources for at least the next twelve months and (ii) regarding the potential for growth and other opportunities for our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. These statements are subject to the risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes.

Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to integrate and continue to successfully operate the Bloomia business, (2) our ability to compete, (3) concentration of Bloomia’s historical revenue among a small number of customers, (4) changes in interest rates, (5) ability to comply with the requirements of the Amended Credit Agreement and operate within its restrictions, (6) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses, (8) reliance on one or a small number of employees, (9) potential adverse classifications of our Company if we are unsuccessful in executing our business plans, (10) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally, (11) our ability to attract and retain highly qualified managerial, operational and sales personnel, and (12) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended June 30, 2026 and additional risks identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Bloomia Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (Unaudited)

(Values are rounded to the nearest thousand dollars and thousand shares)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)		(unaudited)
Revenue, net	$21,802,000	$23,179,000	$48,130,000	$48,442,000
Cost of goods sold	17,198,000	17,788,000	40,241,000	38,304,000
Gross profit	4,604,000	5,391,000	7,889,000	10,138,000
Sales, general and administrative expenses	2,952,000	2,906,000	11,589,000	11,459,000
Goodwill impairment	11,122,000	—	11,122,000	—
Intangible asset impairment	2,043,000	—	2,043,000	—
Operating (loss) profit	(11,513,000)	2,485,000	(16,865,000)	(1,321,000)
Foreign currency transaction loss, net	228,000	701,000	419,000	2,000
Interest expense, net	609,000	935,000	3,652,000	3,685,000
Gain on settlement of debt	(7,005,000)	—	(7,005,000)	—
Other expense (income), net	48,000	(1,000)	31,000	(33,000)
(Loss) profit from continuing operations before income taxes	(5,393,000)	850,000	(13,962,000)	(4,975,000)
Income tax expense (benefit)	1,208,000	(469,000)	(579,000)	(2,094,000)
Net (loss) income from continuing operations	(6,601,000)	1,319,000	(13,383,000)	(2,881,000)
Income from discontinued operations, net of tax	—	23,000	—	121,000
Net (loss) income including noncontrolling interest	(6,601,000)	1,342,000	(13,383,000)	(2,760,000)
Less: Net (loss) income attributable to noncontrolling interest	(1,316,000)	295,000	(2,203,000)	(191,000)
Net (loss) income attributable to Bloomia Holdings, Inc.	(5,285,000)	1,047,000	(11,180,000)	(2,569,000)
Other comprehensive (loss) income (foreign currency translation)	(59,000)	910,000	(341,000)	875,000
Less: Comprehensive (loss) income attributable to noncontrolling interest	(10,000)	169,000	(63,000)	162,000
Comprehensive (loss) income attributable to Bloomia Holdings, Inc.	$(5,334,000)	$1,788,000	$(11,458,000)	$(1,856,000)

Net (loss) income per basic share attributable to Bloomia Holdings, Inc.:
Continuing operations	$(1.11)	$0.58	$(4.43)	$(1.52)
Discontinued operations	—	0.01	—	0.07
Basic earnings per share	$(1.11)	$0.59	$(4.43)	$(1.45)
Net (loss) income per diluted share attributable to Bloomia Holdings, Inc.:
Continuing operations	$(1.11)	$0.56	$(4.43)	$(1.52)
Discontinued operations	—	0.01	—	0.07
Diluted earnings per share	$(1.11)	$0.58	$(4.43)	$(1.45)

Weighted average shares used in calculation of net (loss) income per share:
Basic	4,773,000	1,770,000	2,521,000	1,770,000
Diluted	4,773,000	1,817,000	2,521,000	1,770,000

SELECTED BALANCE SHEET DATA

	June 30, 2026	June 30, 2025
Cash and cash equivalents	$1,452,000	$906,000
Working capital (1)	7,311,000	1,089,000
Total assets	84,431,000	97,924,000
Total debt	21,715,000	34,083,000
Total liabilities	70,641,000	83,087,000
Stockholders’ equity	13,790,000	14,837,000

(1)	Working capital represents current assets less current liabilities.

Non-GAAP Reconciliations

This press release includes EBITDA and adjusted EBITDA, which are non-GAAP financial measures. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, the respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA and adjusted EBITDA to net (loss) income from continuing operations, the most directly comparable GAAP measure. EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in cash requirements for our working capital needs. We believe EBITDA and adjusted EBITDA provide meaningful supplemental information about our operating performance as these measures exclude amounts from income from discontinued operations, non-cash impairment charges, and non-cash gain on settlement of debt that we do not consider part of our core operating results when assessing our performance.

The following table reconciles net (loss) income from continuing operations to EBITDA and adjusted EBITDA for the three and twelve months ended June 30, 2026 and 2025:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net (loss) income from continuing operations	$(6,601,000)	$1,319,000	$(13,383,000)	$(2,881,000)
Interest expense, net	609,000	935,000	3,652,000	3,685,000
Income tax expense (benefit)	1,208,000	(469,000)	(579,000)	(2,094,000)
Depreciation and amortization	961,000	848,000	3,629,000	3,216,000
EBITDA	(3,823,000)	2,633,000	(6,681,000)	1,926,000
Non-cash goodwill impairment	11,122,000	—	11,122,000	—
Non-cash intangibles impairment	2,043,000	—	2,043,000	—
Non-cash gain on settlement of debt	(7,005,000)	—	(7,005,000)	—
Acquisition and integration-related related costs	—	—	—	24,000
Severance	—	—	—	39,000
Adjusted EBITDA	$2,337,000	$2,633,000	$(521,000)	$1,989,000

We believe these non-GAAP financial measures are useful to permit investors to compare results with prior periods. Management uses EBITDA and adjusted EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability consistently; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Amended Credit Agreement.